PRESS RELEASE

June 27, 2003                           Samuel J. Malizia, Chairman of the Board
                                        Nittany Financial Corp.
                                        (814) 466-6625

Nittany Financial Corp.                 David Richards, President and CEO
State College, Pennsylvania             Nittany Financial Corp.
                                        (814) 234-7320


                         NITTANY FINANCIAL CORP. CLOSES
                        ADDITIONAL COMMON STOCK OFFERING


         June 27, 2003, STATE COLLEGE, PENNSYLVANIA -- NITTANY FINANCIAL CORP. (OTC Bulletin Board: "NTNY"), the holding company of Nittany Bank, State College, Pennsylvania, announced that it completed on June 27, 2003 its additional common stock offering previously announced on April 25, 2003 and commenced on May 19, 2003. The Corporation sold 157,515 shares of common stock at a price of $15.50 per share, for a total of approximately $2,441,500. The stock offering was oversubscribed, and improperly-completed orders and orders received after 2PM on June 2, 2003 were refunded. The offering was increased slightly to satisfy orders without allocating shares. Stock certificates are being mailed on or about June 30, 2003 to stockholders.

         Chairman of the Board of the Corporation, Sam Malizia, stated "the growth of Nittany Bank during its first 4 1/2 years of operation has greatly exceeded business plans. As State College's hometown bank, Nittany Bank is the only FDIC-insured financial institution headquartered and operated solely in State College, and most of our stockholders reside in the State College area. The shares sold in the Offering were all purchased by existing stockholders and customers."

         The President of the Corporation, David Richards, stated "the proceeds of the offering will significantly increase the Bank's working and regulatory capital to keep pace with our continued strong balance sheet growth in loans and deposits from the State College area. As a result of the additional stock offering, stockholders' equity is expected to be approximately $13.6 million. We believe that the stock offering, which is accretive to the book value of existing stockholders, will enhance stockholder value."

         Nittany Financial Corp. is the parent company for Nittany Bank, a federally chartered financial institution headquartered and operated in the State College market with $200 million in assets. Nittany Bank began operations in October, 1998 and currently operates four offices with 45 employees. Nittany Bank offers a full range of financial services through its four offices, five ATM's, telephone banking (814-231-1800) and transactional internet banking at its www.NittanyBank.com site.

         The parent company, Nittany Financial Corp., also owns two investment subsidiaries. Nittany Asset Management Inc. offers retail investment products through the bank's four offices. Vantage Investment Advisors LLC., is a Registered Investment Advisory firm providing fee based investment management services. Vantage currently manages approximately $151 million in investments for small business retirement plans as well as individual portfolio management for consumers.

         The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.